EXHIBIT 99.1

Bio-AMD, Inc.; Announces FINRA Approval of New Name and Trading Symbol

London, England May 18, 2011; Bio-AMD, Inc. (“Bio-AMD” or the “Company”, formerly known as Flex Fuels Energy, Inc., OTCBB: BIAD) today announced that FINRA has approved the Company’s previously reported name change from Flex Fuels Energy, Inc. to Bio-AMD, Inc. and a  trading symbol change from “FXFL” to “BIAD”. The name change and symbol change became effective on the OTC Bulletin Board and OTC Markets as of the opening of business on May 18, 2011.

Shareholders need take no specific action regarding the name or ticker symbol change. Holders of the Company’s common stock in certificated form may retain their Flex Fuels Energy, Inc. certificates as these will remain valid to be traded as Bio-AMD, Inc. stock.

The name and symbol changes are consistent with the Company’s ongoing strategy under which the Company intends to focus upon its Bio-AMD core medical device development business. The Company’s corporate website will be updated in due course to reflect these changes.

Bio-AMD Limited, our 63% owned operating subsidiary, is currently in various stages of developing and commercializing three core technologies integral to its planned range of hand held, Point Of Care (“POC”), medical diagnostic devices aimed at the fast growing POC market:

DSR – a Digital Strip Reader able to read existing lateral flow test strips;

COAG - a Prothrombin Time (PT) blood coagulation monitor which has recently completed proof of concept testing; and

MPR – a novel Magnetic Particle Reader multiple application diagnostic technology incorporating microfluidics.

About Bio-AMD, Inc.

Bio-AMD has two majority owned UK subsidiaries: Bio-AMD Limited, a technology developer for medical diagnostic devices; and the WDX Organisation Ltd, the owner of the Wocu™, a global currency data reference source for application in financial markets. (www.wocu.com).

To find out more about Bio-AMD (OTCBB: BIAD), visit our websites at www.flexgp.com and www.bioamd.com.

Forward-Looking Statements

Statements in this news release that are not statements of historical fact are forward-looking statements, which are subject to certain risks and uncertainties.  Forward-looking statements can often be identified by words such as "expects,” "intends,” "plans,” "may,” "could,” "should,” "anticipates,” "likely,” "believes" and words of similar import.  Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.  Actual results may differ materially from those expressed or implied by forward-looking statements due to a variety of factors that may or may not be foreseeable or within the reasonable control of the Company.  Readers are cautioned not to place undue reliance on such forward-looking statements.  Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission, including without limitation under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed on March 23, 2011.  Except as otherwise required by law, the Company disclaims any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this news release to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

CONTACT:  Bio-AMD, Inc.
          Tom Barr, CEO
          +44 (0)8445 861 910